Exhibit 10.27

Execution Version

STRICTLY CONFIDENTIAL

May 14, 2021

Vivek Ramaswamy

Via Email

Re: Amended and Restated Employment Agreement

Dear Vivek:

This letter agreement (this “Agreement”), memorializes our mutual understanding regarding your continued employment with Roivant Sciences, Inc., a Delaware corporation (the “Company”). This Agreement amends and restates, effective as of May 14, 2021 (the “Effective Date”), your prior employment agreement with the Company, dated March 4, 2016 (the “Prior Agreement”). Reference is made in this Agreement to the letter agreement between you and the Company, dated March 30, 2021 (the “Letter Agreement”).

1.    Position and Duties. Effective as of January 26, 2021 (the “Transition Date”), you ceased serving as the Company’s Chief Executive Officer and transitioned to the role of Executive Chairman of the Company. Subject to the terms set forth in this Agreement and the Letter Agreement, on and following the Effective Date, you will continue to be employed on a full-time basis by the Company as its Executive Chairman. In your role as Executive Chairman of the Company, you have had, and will continue to have, the authority, duties and responsibilities normally associated with such position and assigned to you by the Board of Directors of the Company (the “Board”) from time to time, in each case which have been and will continue to be solely advisory in nature, including supporting the strategic initiatives of the Company, serving as an ambassador for the Company by maintaining and fostering relationships with internal and external stakeholders (including employees, clients, investors, analysts, regulators and other government entities), and providing the Board and the Company’s Chief Executive Officer with insight based on the depth of your industry experience and expertise and your historical knowledge of the Company’s business. In addition, you may serve as a director or officer of one or more of the Company’s Affiliates, without further compensation. You will report to, and be subject to the direction of, the Board. You agree to perform the duties of your positions as may reasonably be assigned to you from time to time by the Board consistent with your positions. Notwithstanding anything to the contrary herein, in your role as Executive Chairman, you have not had since the Transition Date, and you will not have on or following the Effective Date, any final authority to make, implement or control any policy decisions for or on behalf of the Company or any of its Affiliates. While you are employed by the Company, without the prior approval of the Board, subject to Sections 3(d) and 3(e) below, (i) you may engage in business and provide services or advice to other businesses or entities (provided that, except as expressly set forth in clause (ii) below, any such business or entity is not engaged in biotechnology or pharmaceuticals, does not constitute a Competitive Business (as defined below) and is not otherwise competitive with the Company), (ii) you may provide advice to any business or entity that is engaged in biotechnology or pharmaceuticals (provided that you do not directly or indirectly receive any compensation in connection therewith and such business or entity does not constitute a Competitive Business and is not otherwise competitive with the Company) and (iii) you may engage in civic, educational, political, fraternal, professional, charitable and community affairs and activities (provided that such affairs and activities are not competitive with the Company), in each case so long as such services, advice, affairs or activities do not interfere with your duties and responsibilities under this Agreement (clauses (i) through (iii) collectively, the “Permitted Activities”). Under no circumstance shall you engage in any activity, whether or not connected with your employment with the Company, which creates a conflict of interest between you, the Company or any of its Affiliates. Subject to Section 4 below, the Company retains the right to terminate your employment at any time, including, without limitation, with or without notice and with or without Cause (as defined below).

2.    Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and any of its Affiliates and in consideration of your other agreements hereunder, you will be provided the following pay and benefits, subject to annual review by the board of directors of Roivant Sciences Ltd., the Company’s parent (“Parent”) or the compensation committee thereof (together with the board of directors of Parent, the “Committee”):

(a)    Base Salary. You will be paid a base salary or similar compensation at the rate of $350,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Committee in its discretion (as adjusted, from time to time, the “Base Salary”).

(b)    Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will be entitled to an annual bonus to the extent earned hereunder (“Annual Bonus”). Your target Annual Bonus will be 100% of your Base Salary; provided, that you will have the opportunity to earn an Annual Bonus in excess of 100% of your Base Salary, with the actual amount of any such Annual Bonus being determined by the Committee in good faith. Bonuses are deemed earned (and thus, no longer subject to any other conditions) on the last day of the applicable fiscal year of the Company; provided, that you are employed by the Company as of such date. The Company will pay such bonus no later than April 30th of the year following the end of the Company’s fiscal year.

(c)    Benefits. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan). Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. You will be entitled to not less than four (4) weeks of vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices with respect to executives of the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company.

(d)    Existing Letter Agreements. Your rights and obligations under your four letter agreements with the Company dated July 19, 2019, November 23, 2020, and March 2, 2021 (of which there are two) shall continue in full force and effect to the extent of, and in accordance with, the terms and conditions contained therein.

(e)    Business Expenses. You will be paid or reimbursed for all reasonable, out of pocket expenses incurred or paid by you attendant to the performance of your duties and responsibilities for the Company and its Affiliates, including, without limitation, for reasonable travel and accommodations on behalf of the Company and its Affiliates. The Company agrees to reimburse you for all such expenses or payments not later than thirty (30) days after receipts for such expense or payment were submitted for payment or reimbursement in accordance with the Company’s policies.

(f)    Acknowledgement and Waiver. By executing this Agreement, effective as of the Effective Date, you acknowledge that you have received all compensation and benefits owed to you under the Prior Agreement, and you fully and forever waive and release the Company and its Affiliates from any and all claims or liabilities relating to any amount of compensation or benefits contemplated under the Prior Agreement.

3.     Confidential Information and Restricted Activities.

(a)    Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that other than on behalf of the Company, you will not use or disclose to any Person any Confidential Information obtained by you incident to your employment or any other association with the Company or its Affiliates, except (i) as required by applicable law, (ii) with prior written permission from the Board, or (iii) as reasonably necessary to enforce the terms of this Agreement or the Shareholders Agreement, provided that you take reasonable steps to preserve the confidentiality of the Confidential Information such as by filing the Confidential Information under seal. You agree that this restriction shall continue to apply during your employment and thereafter, regardless of the reason for such termination.

(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company and/or its Affiliates. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may request in writing, all Documents then in your possession or under your control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may request in writing, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)    Assignment of Rights to Intellectual Property. All Intellectual Property (as defined below) discovered, developed, or learned by you in whole or in part during your employment with the Company are the sole and absolute property of the Company or its Affiliates. You shall promptly and fully disclose all Intellectual Property to the Company or its Affiliates. You hereby assign and agree to assign to the Company or its Affiliates (or as otherwise directed by the Company or its Affiliates) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) reasonably requested by the Company and/or Parent to assign the Intellectual Property to the Company or its Affiliates and to permit the Company or its Affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company or its Affiliates. Any copyrightable work created by you that does not directly or indirectly relate to the Company’s business is exempt from the foregoing.

(d)    Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i)    During the Restricted Period (as defined below), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co–venturer or otherwise, engage in a Competitive Business (as defined below) anywhere in North America, Central America, South America, and their respective adjacent islands, Western Europe, or Asia. Notwithstanding the foregoing, your ownership as a passive investor of five percent (5%) or less of the outstanding securities of any class of any publicly-traded securities of any such company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or Affiliates.

(ii)    During the Restricted Period, you shall not directly or indirectly, other than on the Company’s behalf (a) solicit or encourage any customer, prospective customer, supplier, licensor, lessor or other business relation of the Company or any of its Affiliates to terminate or diminish its relationship with any of them; or (b) seek to persuade any customer, prospective customer, supplier, licensor, lessor or other business relation of the Company or any of its Affiliates to conduct with any Person any business or activity which such customer, prospective customer, supplier, licensor, lessor or other business relation of the Company or any of its Affiliates conducts or could conduct with the Company or with any of its Affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who (x) are or have been a customer, supplier, licensor, lessor or other business relation of the Company or of any of its Affiliates at any time within the immediately preceding one (1) year period of the date of your employment termination, or (y) whose business has been solicited on behalf of the

Company or any of its Affiliates by any of their officers, employees or agents, other than by form letter, blanket mailing or published advertisement, at any time within the immediately preceding one (1) year period of the date of your employment termination.

(iii)    During the Restricted Period, you shall not, and shall not assist any other Person to, directly or indirectly, other than on behalf of the Company or Parent (a) hire or solicit for hire any employee of the Company or any of its Affiliates, or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the immediately preceding one (1) year period of the date of your employment termination.

(iv)    You agree not to make any public statement disparaging the Company, its Affiliates or any of their respective officers, directors, employees, shareholders, agents or products in any manner that is reasonably likely to be harmful to the business reputation of the Company or any of its Affiliates. The Company agrees that the executive officers of the Company or its Affiliates as of the date of termination and the members of the Board as of the date of termination will not, while employed by the Company or its Affiliates or serving as a director of the Company or its Affiliates, as the case may be, make any public statement disparaging you in any manner that is reasonably likely to be harmful to your business reputation. Notwithstanding anything to the contrary in this subsection, either party may make any statement necessary to respond to any government investigation, to comply with any court, legal or regulatory order or other requirement, or to comply with any subpoena.

(e)    Personal Views. At all times during your employment with the Company, in connection with (x) any Permitted Activities in which you engage or (y) any statement or other communication by you (or any entity you control) to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, blogs, editorials, articles or writings of any other kind, film, videotape, audio tape, computer/internet format, podcast or any other medium) that is not made in furtherance of your duties and responsibilities to the Company and its Affiliates hereunder, you agree that:

(i)    you will not (A) affirmatively attribute any of your own personal views or opinions to the Company or any of its Affiliates nor (B) affirmatively portray yourself as acting on behalf of, or otherwise representing the views or interests of, the Company and its Affiliates in such capacity or otherwise in connection therewith;

(ii)    you will use reasonable efforts to cause any third-party with whom you are engaged not to take any of the actions described in sub-clauses (A) and (B) of clause (i) above; and

(iii)    if it is reasonably certain that your personal views or opinions would be attributed to the Company and its Affiliates in any written publication (including electronic publication), including, without limitation, books, blogs, editorials, articles or writings of any other kind, then you will use reasonable efforts to cause the inclusion of a disclaimer that such views or opinions do not represent the views or opinions of the Company and its Affiliates.

(f)    Whistleblower Protections. You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits you from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. Neither the Company nor any of its subsidiaries or affiliates may retaliate against you for any of these activities, and nothing in this Agreement or otherwise require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you will make a report or disclosure to law enforcement.

(g)    Defend Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

(h)    Acknowledgement; Enforceability. In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Without limiting the rights of the Company to pursue any other legal and/or equitable remedies available to them for any breach by you of the covenants contained in this Section 3, you acknowledge that a breach of those covenants would cause a loss to the Company for which they could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief to prevent any breach or continuing breaches of your covenants as set forth in this Section 3 without the need to post a bond. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

4.    Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4. For the avoidance of doubt, any termination of your employment by the Company pursuant to this Section 4 shall constitute termination of your employment by the Company, and your resignation for Good Reason (as defined below) shall constitute your resignation for Good Reason from the Company.

(a)    By the Company For Cause. The Company may terminate your employment immediately for Cause upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in its reasonable judgment and supported by objective evidence, shall constitute “Cause” for termination: (i) embezzlement, theft or misappropriation of any property of the Company or its Affiliates; (ii) use of alcohol or illegal drugs that interferes with the performance of the your obligations to the Company or its Affiliates; (iii) conviction of, or plea of guilty or no contest to, (A) a felony or (B) any crime involving moral turpitude, dishonesty or theft; or (iv) refusal to follow the reasonable and lawful directions of the Board after written notice and failure to cure within 90 days after receipt of such written notice.

(b)    By the Company Without Cause. The Company may terminate your employment without Cause, at any time, upon notice to you.

(c)    Resignation by You. You may terminate your employment at any time upon thirty (30) days advance written notice to the Company. Should you give such notice, the Company may require you to relinquish your job duties and responsibilities and no longer come into the Company’s offices for some or all of the notice period; provided, that the Company continues to pay you your regular salary and maintain your Company employment benefits through the end of the notice period.

(d)    Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your Base Salary and to provide you benefits in accordance with Section 2(c) above, to the extent permitted by plan terms, for up to 12 weeks of disability during any period of 365 consecutive calendar days. If you are unable to return to work after 12 weeks of disability, the Company may terminate your employment, upon 30 days’ prior written notice to you.

(e)    Good Reason. You may terminate your employment with the Company for Good Reason upon prior written notice to the Company setting forth in reasonable detail the nature of the Good Reason. For purposes of this Agreement, “Good Reason” means, without your written consent, a change in your title with the Company to other than “Chairman” or “Executive Chairman” of the Company; provided, however, that such event shall not constitute Good Reason unless and until you have provided the Company with written notice setting forth in reasonable detail the nature of the Good Reason and the Company has not cured such event within thirty (30) days after receipt of such notice.

5.    Other Matters Related to Termination.

(a)    Final Compensation. In the event of termination of your employment with the Company, however occurring, you shall be paid: (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) compensation at the rate of your Base Salary for any vacation time earned but not used as of the date your employment terminates; (iii) your Annual Bonus earned but not yet paid; and (iv) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within 60 days of the date your employment terminates, and provided further that such expenses are reimbursable under the Company’s policies as then in effect (all of the foregoing, “Final Compensation”).

(b)    Severance Payments. In the event of your separation from service in connection with any termination of your employment pursuant to Sections 4(b) or 4(e) above, you will be paid, in addition to Final Compensation, and only to the extent that you continuously comply with your obligations under Section 3 hereof (i) your Base Salary for the period of two (2) years from the date of termination and (ii) a single lump-sum payment equal to the average of your target Annual Bonus for the past three (3) years of your employment with the Company (collectively, the “Severance Payments”); provided, however, that you sign within 60 calendar days after the date of termination a release in the same or similar form of Exhibit A hereto.

(c)    Conditions to and Timing of Severance Payments. Any salary component of the Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company or an Affiliate, and the first payment will be made on the next regular pay-day following the expiration of 60 calendar days from the date of termination; but that first payment shall be retroactive to the date of termination. Any bonus component of the Severance Payments to which you are entitled will be made on the date on the next regular pay-day following the expiration of 60 calendar days from the date of termination.

(d)    Benefits Termination. Except for any right you may have under the federal law known as “COBRA” to continue participation in the Company group health and dental plans, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment. In the event of your separation from service in connection with any termination of your employment pursuant to Sections 4(b) or 4(e) above, and provided that you timely sign the general release referenced in Section 5(b), above, the Company shall pay or reimburse you for the difference between the COBRA premiums associated with continued group health and dental plan coverage in which you were enrolled as of the date of your employment termination and the premiums that you would have paid had you remained employed at the Company until the earlier of eighteen (18) months from the date of the termination of your employment, or until you become eligible to be covered under a subsequent employer’s group health insurance plan. You agree to provide the Company with written notice of your eligibility to be covered under a subsequent employer’s group health insurance plan no later than five (5) business days after you become eligible for such coverage.

(e)    Equity Compensation. With respect your equity incentive awards that were granted prior to March 31, 2021 under the Roivant Sciences Ltd. Amended and Restated 2015 Equity Incentive Plan (as amended or restated from time to time, the “RSL Equity Plan”) (such awards, the “Eligible Equity Awards”):

(i)    in the event of a termination of your employment (x) pursuant to Sections 4(b) or 4(e) or (y) upon mutual agreement between you and the Company that it would be in the best interests of the Company to terminate your employment, all service-based vesting conditions (including any requirement that you be employed at the time of achievement of an applicable performance-based vesting condition) with respect to one-hundred percent (100%) of your Eligible Equity Awards that are outstanding as of the date of such termination of your employment shall be immediately waived; and

(ii)    in the event of a termination of your employment pursuant to Section 4(d), all service-based vesting conditions (including any requirement that you be employed at the time of achievement of an applicable performance-based vesting condition) with respect to fifty percent (50%) of your Eligible Equity Awards that are outstanding as of the date of such termination of your employment shall be immediately waived;

provided, in the case of each of clauses (i) and (ii) above, that (A) such Eligible Equity Awards shall remain subject to any additional vesting conditions or other terms and conditions otherwise applicable to such Eligible Equity Awards, including the achievement of any applicable performance-based vesting conditions and any condition requiring the occurrence of a liquidity event and (B) you sign within 60 calendar days after the applicable date of termination a release in the same or similar form of Exhibit A hereto (collectively, the “Equity Acceleration Benefits”). You and Parent agree that, notwithstanding anything to the contrary set forth in the RSL Equity Plan or any applicable award agreement thereunder, effective as of the Effective Date, the Eligible Equity Awards (including any award agreement evidencing such awards) shall be deemed automatically amended to provide for the Equity Acceleration Benefits in accordance with, and subject to the terms of, this Section 5(e), without any further action necessary by you or Parent. Each outstanding equity award (vested or unvested) held by you other than the Eligible Equity Awards shall be governed by the terms of the applicable award agreement and plan under which such award was granted.

(f)    Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company or an Affiliate to make payments to you under Section 5(b), and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you (on one hand) and the Company and its Affiliates (on the other hand) to each other shall cease, except as otherwise expressly provided in this Agreement.

6.    Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

7.    Section 280G. If you would be entitled to payments or benefits under this Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code, the present value of your payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if you would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. If payments or benefits are to be reduced, any such reduction in payments and/or benefits shall be made in accordance with Section 409A of the Code and shall occur in the manner that results in the greatest economic benefit to you as determined by the Company’s independent accountants. All determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and 4999 of the Code will be made by the Company’s independent accountants and shall be final and binding on the parties.

8.    Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with any of the Company or Parent, where control may be by management authority, equity interest or otherwise; provided that, any shareholder or other equity holder of Parent shall not be deemed an Affiliate of Parent or the Company for purposes of this Agreement unless such holder owns more than 50% of the outstanding voting power of Parent.

“Competitive Business” means any Person that is primarily engaged in drug development for profit; provided, that (a) if such Person has a market capitalization equal to or in excess of $10 billion (if such Person is a publicly-traded company) or annual revenue equal to or in excess of $1 billion (if such Person is not a publicly traded company), it shall not be considered a Competitive Business provided that (i) you are not employed by such Person (whether directly or as a consultant) to perform services in a therapeutic area in which the Company or any of its Affiliates is developing drugs as of the date on which your employment is terminated (a “Roivant Therapeutic Area”), and (ii) you provide written assurance to the Board that adequate steps have been taken by you and such Person that will effectively preclude you from performing services in a Roivant Therapeutic Area during the Restricted Period; and (b) if such Person has a market capitalization of less than $10 billion (if such Person is a publicly-traded company) or annual revenue of less than $1 billion (if such Person is not a publicly traded company), it shall not be considered a Competitive Business, unless (i) such Person’s primary business strategy is the acquisition of drug candidates from other Persons, or (ii) such Person’s primary drug development candidates are in a Roivant Therapeutic Area.

“Confidential Information” means any and all information, data, formulas and related concepts, chemical compounds, business plans (both current and under development), clinical and regulatory plans, filings and protocols, customer lists, promotion and marketing programs, trade secrets, information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, supply arrangements, financing methods, plans, and personnel information of the Company and its Affiliates. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain other than through your breach of your obligations under this Agreement or any other Person’s breach of an obligation not to disclose such information.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off the Company’s or any of its Affiliates’ premises) during your employment that relate to the business of the Company or any of its Affiliates. Notwithstanding the above, Intellectual Property does not include an invention for which no confidential, proprietary, or trade secret information of the Company or its Affiliates was used and which was developed entirely on your own time, unless the invention (a) relates to the business of the Company or its Affiliates or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by you for the Company or its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Restricted Period” means during your employment and the eighteen (18) month period immediately following the later of the termination of your employment with the Company; provided that with respect to the application of Section 3(d)(i) only, “Restricted Period” means during your employment and the twelve (12) month period immediately following the date your employment is terminated if and only if your employment is terminated without “Cause” or you resign for “Good Reason” in accordance with Section 4 above

“Shareholders Agreement” means that certain Fifth Amended & Restated Shareholders Agreement of Parent, dated as of March 26, 2020, among Parent and the shareholders from time to time party thereto.

9.    Mediation and Waiver of Jury Trial. Other than disputes involving the covenants and obligations set forth in Section 3 above which may be filed directly in a court of law, you and the Company agree that all other disputes and claims of any nature that you may have against the Company, including, but not limited to, all statutory, contractual, and common law claims (including all employment discrimination claims), will be submitted exclusively first to mandatory mediation in New York, New York, or at another mutually agreed-upon location, under the rules of Judicial Arbitration and Mediation Services or under such other rules or under the auspices of such other organization as the parties may mutually agree. All information regarding the dispute or claim or mediation proceeding, including any mediation settlement shall not be disclosed by you, the Company or any mediator to any third party without the written consent of you and the Board. In the event that mediation does not resolve any dispute that you have with the Company and you proceed to file a complaint in court, YOU HEREBY WAIVE ANY RIGHT TO A JURY TRIAL OF THAT DISPUTE. You further agree that any such complaint initiated by you against the Company must be filed in a state or federal court located in the City of New York, Borough of Manhattan, you irrevocably consent to the personal jurisdiction and venue of such courts, and you waive all objections thereto.

10.    Withholding. All payments made by the Company or an Affiliate under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company or such Affiliate under applicable law.

11.    Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you, the Company and each of its respective successors, executors, administrators, heirs and permitted assigns.

12.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.    Representations and Warranties by You. You hereby represent and warrant to the Company as follows:

(a)    Neither the execution or delivery of this Agreement nor the performance by you of your duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflicts with or constitutes a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which you are a party or by which you are bound.

(b)    You have the full right, power and legal capacity to enter and deliver this Agreement and to perform your duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of you and is enforceable against you in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.

14.    Miscellaneous. As of the Effective Date, this Agreement, along with the Letter Agreement and the letter agreements described in Section 2(d), set forth the entire agreement among you and the Company and supersede all other prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment (including the Prior Agreement). For the avoidance of doubt, the Prior Agreement remains in effect for periods prior to the Effective Date. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of the law of any other jurisdiction. The Company (a) acknowledges that it has, by separate written instrument, irrevocably designated and appointed Corporation Service Company (“CSC”), 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement and acknowledges that CSC has accepted such designation and (b) agrees that service of process upon CSC, and written notice of said service to the Company in the manner provided in Section 22 of the Shareholders Agreement shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. the Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CSC in full force and effect so long as any of this Agreement shall be in effect.

15.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or one (1) business day after being deposited with an internationally recognized overnight courier addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

16.    Indemnification. The Company shall indemnify you to the maximum extent permitted by law in respect of any claim, investigation, suit or dispute brought against you because you serve as an officer of the Company, and the Company agrees to advance your reasonable expenses incurred therewith upon you executing an undertaking agreeing to repay any such advances if you are ultimately found not to have been entitled to such indemnification. The Company shall not be obligated to indemnify you if a court of competent jurisdiction finds your conduct to have constituted gross negligence, willful misconduct, fraud, or criminal conduct in performing or failing to perform any duties and responsibilities under this Agreement. Without limiting the generality of the foregoing, your right to indemnification, as provided in (i) the Roivant Sciences Ltd. Amended & Restated Indemnity Agreement, dated as of February 10, 2019, and (ii) the Tax Indemnity and Support Agreement, dated as of October 31, 2019, between you, the Company and Parent shall each continue in full force and effect to the extent of, and in accordance with, the terms and conditions contained therein.

If the foregoing is acceptable to you, please sign this Agreement in the space provided and return it to me at your earliest convenience. At the time you sign and return it, this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above.

*    *    *

Sincerely yours,

Roivant Sciences, Inc.

By:
Name:
Title:

For purposes of Section 5(e) of this Agreement:

Roivant Sciences Ltd.

By:
Name:
Title:

Accepted and Agreed

By:
Name: Vivek Ramaswamy
Date: May 14, 2021

Exhibit A

GENERAL RELEASE

I, Vivek Ramaswamy, in consideration of and subject to the performance by the Company, of its obligations under Sections 5(b), 5(d) and 5(e), as applicable, of the Amended and Restated Employment Agreement, dated May 14, 2021 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, and all present, former and future respective direct and indirect owners, directors, officers, agents, representatives, employees, successors and assigns of each of them (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.    I understand that any payments or benefits paid or granted to me under Sections 5(b), 5(d) and 5(e), as applicable, of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Sections 5(b), 5(d) and 5(e), as applicable, of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.    Except as provided in Paragraph 4 below, and except for Section 5 (Other Matters Related to Termination) and Section 16 (Indemnification) of the Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; or their state or local counterparts; or under any other international, federal, state or local civil or human rights law, or under any other international, federal, state or local regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of its Affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General

Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 2 above.

4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any international, state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in Paragraph 2 as of the execution of this General Release.

7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.    I do not release any Claim I have to workers’ compensation benefits or vested benefits under any pension plan, employee benefit plan or any other plan or program of the Company.

9.    I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to those of its employees who have a need to know, tax, legal or other counsel of the Company, or as required by law.

10.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity, or from reporting a violation of law or making a disclosure that is protected under the whistleblower protections of applicable law.

11.    I also agree to reasonably cooperate with the Company and any of the Released Parties in connection with any internal review or investigations, any regulatory or enforcement inquiries or investigation, and the defense or prosecution of any claims or actions now in existence or which may arise in the future in connection with, against or on behalf of the Company and any of the Released Parties. My reasonable cooperation shall include, but not be limited to, my being available to meet with, be interviewed by or otherwise assist Company counsel in connection with an internal review or investigation, a regulatory or enforcement inquiry or investigation, to prepare for trial or discovery or a regulatory, enforcement or administrative proceeding or alternative dispute resolution process and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company will provide reasonable notice of the need for my services and will use reasonable efforts to accommodate my personal and professional schedule in scheduling my services. Moreover, unless otherwise prohibited by law, I agree to promptly notify the Legal Department of the Company if I am asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. If I am not legally permitted to provide such notice, I agree that I will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Paragraph. To the extent I incur out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company or any Affiliate at its request, the Company will mail me a reimbursement check for those expenses within 30 days after it receives my request for payment, along with reasonably satisfactory written substantiation of the claimed expenses. My obligations under this Paragraph 11 will end upon the expiration of the applicable statute of limitations period for the particular claim provided that a timely claim has not been asserted. In the event that a timely claim is asserted, my obligations will continue until the claim is resolved.

12.    I hereby acknowledge that certain provisions of the Agreement, including Section 3 thereof shall survive my execution of this General Release.

13.    I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

14.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company of the Agreement after the date hereof.

15.    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

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